Exhibit 3.1

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ENCORE ENERGY PARTNERS LP

a Delaware limited partnership

THIS AGREEMENT OF LIMITED PARTNERSHIP, dated as of December 1, 2011 (this “Agreement”), is adopted, executed and agreed to by Encore Energy Partners GP LLC, a Delaware limited liability company (“ENP GP”), as general partner, and Vanguard Natural Gas, LLC, a Kentucky limited liability company (the “Sole Limited Partner”).

WHEREAS, the Partnership, ENP GP, the Sole Limited Partner, Vanguard Natural Gas, LLC, a Delaware limited liability company and Vanguard Acquisition Company, LLC, a Delaware limited liability company (“MergerCo”), entered into an Agreement and Plan of Merger, dated July 10, 2011 (the “Merger Agreement”), pursuant to which, among other things, MergerCo merged with an into the Partnership, with the Partnership continuing as the surviving entity (the “Merger”).

WHEREAS, in connection with the Merger and pursuant to the Merger Agreement, at the effective time of the Merger, (i) all of the issued and outstanding Common Units in the Partnership held by the Sole Limited Partner remained outstanding and all other limited partner interests in the Partnership were canceled, resulting in the Sole Limited Partner becoming the sole limited partner of the Partnership and (ii) the general partner interest in the Partnership held by ENP GP remained outstanding as a non-economic general partner interest, with ENP GP continuing as the General Partner.

NOW, THEREFORE, the General Partner and the Sole Limited Partner do hereby amend and restate the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 17, 2007, as heretofore amended (the “Second A&R Partnership Agreement”), to provided, in its entirety, as follows:

ARTICLE I

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the introductory paragraph of this Agreement.

           “Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware on February 13, 2007 as amended from time to time.

“Code” is defined in Section 4.1.

“Common Unit” is defined in Section 2.6.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.

“ENP GP” is defined in the introductory paragraph of this Agreement.

“General Partner” means ENP GP and its successors as general partner of the Partnership.

“Indemnitee” means (a) the General Partner, (b) any departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any departing General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of the Partnership of any of its Subsidiaries, the General Partner or any departing General Partner or any Affiliate of any Group Member, the General Partner or any departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any departing General Partner or any Affiliate of the General Partner or any departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement

“Limited Partner” means the Sole Limited Partner and any other limited partner admitted to the Partnership from time to time.

“Merger” is defined in the recitals to this Agreement.

“Merger Agreement” is defined in the recitals to this Agreement.

“MergerCo” is defined in the recitals to this Agreement.

“Partner” means the General Partner or any Limited Partner.

“Partnership” means Encore Energy Partners LP, a Delaware limited partnership.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Sharing Ratio” is defined in Section 2.6.

“Second A&R Partnership Agreement” is defined in the recitals to this Agreement.

“Sole Limited Partner” is defined in the introductory paragraph of this Agreement.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1           Formation.  The General Partner and the Organizational Limited Partners have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act.  The General Partner and the Sole Limited Partner hereby amend and restate the Second A&R Partnership Agreement in its entirety and hereby enter into this Agreement to set forth the rights and obligations of the Partnership and certain matters related thereto.  Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

2.2           Name.  The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name “Encore Energy Partners LP.”

2.3           Principal Office; Registered Office.

(a)           The principal office of the Partnership shall be at 5847 San Felipe, Suite 3000, Houston, Texas 77057 or such other place as the General Partner may from time to time designate.

(b)           The address of the Partnership’s registered office in the State of Delaware shall be 1209 Orange Street, Wilmington, DE 19801, and the name of the Partnership’s registered agent for service of process at such address shall be Corporation Trust Center.

2.4           Term.  The Partnership shall continue in existence until an election to dissolve the Partnership by the General Partner.

2.5           Organizational Certificate.  A Certificate of Limited Partnership of the Partnership has been filed by the General Partner with the Secretary of State of the State of Delaware as required by the Delaware Act.  The General Partner shall cause to be filed such other certificates or documents as may be required for the formation, operation and qualification of a limited partnership in the State of Delaware and any state in which the Partnership may elect to do business.  The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partners have limited liability) under the laws of Delaware and any state or jurisdiction in which the Partnership may elect to do business.

2.6           Partners; Sharing Ratios.  Effective with the commencement of the Partnership, the General Partner was admitted to the Partnership as the initial general partner. In connection with the Merger, the Sole Limited Partner maintained the ownership of 20,924,055 common units representing limited partner interests of the Partnership (“Common Units”). Each Partner shall have a sharing ratio representing the proportionate ownership of such Common Units by such Partner (a “Sharing Ratio”), with the initial Sharing Ratio of the Sole Limited Partner equal to 100%. The Partnership may issue additional Common Units to any Person at any time for such consideration and on such other terms and conditions as the General Partner deems appropriate, and each Partner’s Sharing Ratio will be automatically adjusted to reflect any change in such Partner’s proportionate ownership of Common Units.

ARTICLE III

PURPOSE

The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

ARTICLE IV

CAPITAL ACCOUNT ALLOCATIONS

4.1           Capital Accounts.  The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.

4.2           Allocations.  For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their Sharing Ratios, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations pursuant thereto.

4.3           Distributions.  From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate.  The General Partner may make such cash distribution as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership.  In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities.  All distributions by the General Partner shall be made in accordance with the Sharing Ratios of the Partners.

ARTICLE V

MANAGEMENT AND OPERATIONS OF BUSINESS

Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Sole Limited Partner shall not have any power to control or manage the Partnership.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

The Sole Limited Partner shall have no liability under this Agreement except as provided in Article IV.

ARTICLE VII

DISSOLUTION AND LIQUIDATION

The Partnership shall be dissolved, and its affairs shall be wound up as provided in Section 2.4.

ARTICLE VIII

AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may amend any provision of this Agreement without the consent of the Sole Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE IX

INDEMNIFICATION

9.1           Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.1, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.  Any indemnification pursuant to this Section 9.1 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.1(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 9.1.

(c) The indemnification provided by this Section 9.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Common Units, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 9.1, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 9.1 (a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 9.1 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 9.1 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 9.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

9.2           Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any Persons who have acquired interests in the securities of the Partnership, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to its obligations and duties as General Partner set forth in Article V, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 9.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 9.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted

ARTICLE X

GENERAL PROVISIONS

10.1           Addresses and Notices.  Any notice to the Partnership, the General Partner or the Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).

10.2           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

10.3           Integration.  This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

10.4           Severability.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

10.5           Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Sole Limited Partner as of the date first set forth above.

GENERAL PARTNER:

ENCORE ENERGY PARTNERS GP LLC

By: /s/ Scott W. Smith
Name: Scott W. Smith
Title:   President and Chief Executive Officer

SOLE LIMITED PARTNER:

VANGUARD NATURAL GAS, LLC

By: /s/ Scott W. Smith
Name: Scott W. Smith
Title:   President and Chief Executive Officer